Exhibit 16.1
August 31, 2018

Securities and Exchange Commission
100 First Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Inseego Corp.’s Form 8-K dated on August 30, 2018, and we agree with the statements set forth in the second, third, fourth and fifth paragraphs, and the first sentence of the sixth paragraph of Item 4.01 (a) insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained in Item 4.01.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.
San Diego, California